                                                                    EXHIBIT 4.5

/s/ UNION BANK
-------------------
         Union Bank

                              TERM LOAN AGREEMENT




     This Term Loan Agreement ("Agreement") is entered into as of November 3, 1993 between Union Bank ("Bank") and LA VICTORIA FOODS, INC. ("Borrower") with respect to the following:

1.   The Loan ("Loan")

     1.1  Amount $5,500,000.00

     1.2  Availability period: funding through 11/29/98.

     1.3 Interest rate: The interest rate shall be calculated at that rate set forth in the promissory note ("Note") required under Article 3.

     1.4 Principal and interest payments: At the times set forth in the Note required under Article 3.

     1.5  Loan fee: Five thousand Dollars ($5,000.00) payable on funding.

     1.6  Other fee: N/A

     1.7 Balances: Borrower shall maintain all of its major accounts with Bank during the term of the Loan, including any compensating balances as set forth in Article 5.4.

     1.8 Any prepayment fee and the calculation therefor shall be set forth in the Note.

     1.9 Borrower shall borrow the entire amount of the Loan within ten (10) days of the date of this Agreement.

2.   COLLATERAL

     Security for the payment and performance of all sums and all other obligations under this Agreement shall be evidenced by the documents executed by Borrower and/or accommodation pledgor in connection with this Loan.

3.   CONDITIONS TO AVAILABILITY OF THE LOAN

     Before Bank is obligated to disburse the Loan, Bank must receive all of the following, each of which must be in form and substance satisfactory to
     Bank:

     3.1  The original, executed Note evidencing the Loan;

     3.2 Original, executed security agreement(s) and deed(s) of trust covering the collateral referenced in Article 2;

     3.3 All collateral referenced in Article 2 in which Bank wishes to have a possessory security interest;

     3.4  Financing statement(s) executed by Borrower;

     3.5 Evidence that the security interests and liens in favor of Bank are valid, enforceable, and prior to the rights and interests of others except those consented to in writing by Bank;

     3.6  Continuing guaranty(ies) in favor of Bank, executed by: N/A;

          Borrower shall cause each Guarantor to submit not later than _____ days after the end of each _____ year the Guarantor's financial statement, confirmed as to its correctness by Guarantor's signature, either on Bank's form therefor or prepared by an independent certified public accountant as of the end of each _____ year, and a copy of the federal income tax return for such previous _____ year;

     3.7 Subordination agreement(s) in favor of Bank on its standard form executed by: N/A;

     3.8 Evidence that the execution, delivery, and performance by Borrower of this Agreement and the execution, delivery, and performance by Borrower and any corporate guarantor or corporate subordinating creditor of any instrument or agreement required under this Agreement, as appropriate, have been duly authorized.


4.   REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants (and the request for the Loan shall be deemed a representation and warranty made on the date of such request) that:

     4.1 Borrower is a California Corporation duly organized and existing under the laws of the state of its organization and the execution, delivery and performance of this Agreement are within Borrower's powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower;

     4.2 The execution, delivery, and performance of this Agreement are not in conflict with any law or any indenture, agreement, or undertaking to which Borrower is a party or by which Borrower is bound or affected;

     4.3 All financial information submitted by Borrower to Bank, whether previously or in the future, is and will be true and correct in all material respects upon submission and is and will be complete upon submission insofar as may be necessary to give Bank a true and accurate knowledge of the subject matter thereof;

     4.4 Borrower is properly licensed and in good standing in each state in which Borrower is doing business, and Borrower has qualified under, and complied with, where required, the fictitious name statute of each state in which Borrower is doing business;

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     4.5  There is no event which is, or with notice or lapse of time or both would be, an Event of Default (as defined in Article 6) under this Agreement;

     4.6 Borrower is not engaged in the business of extending credit for the purpose of, and no part of the Loan will be used for, purchasing or carrying margin stock within the meaning of the Federal Reserve Board Regulation U; and

     4.7 All defined benefit pension plans as defined in the Employees Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

5.   COVENANTS

     Borrower agrees, so long as credit granted under this Agreement is available and until full and final payment of all sums outstanding under this Agreement and the Note, Borrower will:

     5.1  At all times maintain:


          (a)  A ratio of current assets to current liabilities of at least:
               N/A;

               Current assets are defined as cash and other assets reasonably expected to be realized in cash, sold, or consumed within one year, or during the operating cycle of the business of the Borrower, whichever is longer. Current liabilities are defined as those obligations whose liquidation is reasonably expected to require the use of existing resources classified as current assets, or the creation of other current liabilities.

          (b) A quick ratio of cash, accounts receivable and marketable securities to current liabilities of at least: N/A;

          (c) Net working capital equal to at least $ N/A (Net working capital shall mean the excess of current assets over current liabilities);

          (d) A minimum tangible net worth of $17,400,000 (Tangible net worth shall mean net worth after deducting patents, trademarks, goodwill and other similar intangible assets);

          (e) A ratio of total liabilities to tangible net worth of not greater than .65:1.0; and

          (f) A net cash flow equal to at least 125% of debt service, to be measured as of the end of each fiscal year for the twelve-month period immediately preceding the date of calculation. (Debt service shall mean that portion of long-term liabilities and leases coming due within twelve months of the date of calculation. Cash flow shall mean net profit after taxes, exclusive of nonrecurring income, to which depreciation, amortization and other non-cash expenses are added for the twelve-month period immediately preceding the date of calculation.)

     5.2  Give written notice to Bank within fifteen (15) days of:

          (a) All litigation affecting Borrower where the amount is N/A Dollars ($______) or more;

          (b) Any substantial dispute which may exist between Borrower and any governmental regulatory body or law enforcement authority;

          (c) Any Event of Default under this Agreement or any event which, upon notice or a lapse of time or both, would become an Event of Default;

          (d) Any other matter which has resulted or might result in a material adverse change in Borrower's financial condition or operations; and

          (e)  Any change in Borrower's name or principal place of business.

     5.3  Furnish to Bank:

          (a) Within 30 days after the close of each of the first three fiscal quarters, its financial statement as of the close of that quarter prepared in accordance with generally accepted accounting principles by [X] Borrower's chief financial officer; [ ] a(n) __________ (independent/certified/public or applicable combination thereof) accountant selected by Borrower and reasonably satisfactory to Bank;

          (b) Within 90 days after the close of each fiscal year, a copy of its financial statement prepared on a(n) review (internal, compilation, review, audited) basis in accordance with generally accepted accounting principles applied on a basis consistent with the previous year by [ ] Borrower's chief financial officer; [X] a(n) certified public (independent/certified/public or applicable combination thereof) accountant selected by Borrower and reasonably satisfactory to Bank.

     5.4 Maintain on deposit with Bank average daily collected demand deposit balances equal to at least N/A % of the average daily outstanding balance of the Loan and _____% of the committed amount of the Loan. Balances shall be calculated by Bank in its sole discretion after reduction for (a) uncollected funds, (b) reserve requirements of the Federal Reserve Board, and (c) balances necessary to compensate Bank for account activity charges and cost of all services provided by Bank to the Borrower and not paid under a separate agreement. These balances shall be computed __________ as of the last day of each __________. Borrower shall be charged a fee for any deficiency for such _____ equal to _____ of the per annum rate of ___% plus the average Union Bank Reference Rate for the __________ multiplied by the amount of average daily balances which Borrower would have had to maintain on deposit with Bank to make up the deficiency. This fee shall be due and payable ten (10) days after Bank notified Borrower of the amount due and owing. Failure to maintain required balances shall not be a default hereunder unless and until Borrower shall fail to pay the fee when due.

     5.5 Pay or reimburse Bank for any out-of-pocket expenses incurred by it in connection with this Agreement or on any agreements or financing statements or other instruments delivered under this Agreement.

     5.6 Maintain and preserve all rights, privileges and franchises now enjoyed, conduct Borrower's business in an orderly, efficient and customary manner, keep all Borrower's properties in good working order and condition, and from time to time make all needed repairs, renewals or replacements so that the efficiency of Borrower's properties shall be fully maintained and preserved.

     5.7 Maintain and keep in force in adequate amounts such insurance as is usual in the business carried on by Borrower.

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 5.8    Maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles and practices consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower's business and permit employees or agents of Bank at any reasonable time to inspect Borrower's properties, and to examine or audit Borrower's books, accounts and records and make copies and memoranda thereof.

 5.9 At all times meet, for all Borrower's defined benefit pension plans as defined in the Employees Retirement Income Security Act of 1974, as amended ("ERISA"), the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA will occur with respect to any such plan.

 5.10 At all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Borrower's business.

 5.11 Except as provided in this Agreement, or in the ordinary course of business as currently conducted, not make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner, extend credit.

 5.12 Not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with top ratings of Moody's or Standard & Poor's, provided all such permitted investments shall mature within one year of purchase.

 5.13 Not create, assume or suffer to exist any mortgage, encumbrance, security interest, pledge, or other lien (including the lien of an attachment, judgment, or execution), securing a charge or obligation, on or in any of Borrower's property, real or personal, whether now owned or hereafter acquired, except to Bank and as set forth in Articles 5.17 and 5.18.

 5.14 Not sell or discount any receivables or evidence of indebtedness, except to Bank, borrow any money, incur directly or indirectly, any liabilities for borrowed money, except pursuant to agreements made with the Bank.

 5.15 Neither liquidate, dissolve, enter into any consolidation, merger, partnership, or other combination; nor convey, sell or lease all or the greater part of its assets or business; nor purchase or lease all or the greater part of the assets or business of another.

 5.16 Not engage in any business activities or operations substantially different from or unrelated to present business activities and operations.

 5.17   Not, in any single fiscal year of Borrower, expend or incur obligations
        of more than   N/A  Dollars ($_______) for the acquisition of fixed
        or capital assets.

 5.18 Not, in any single fiscal year of Borrower, enter into the lease of any personal property which would cause Borrower's aggregate annual
        obligations under all such leases to exceed   N/A  Dollars ($_______).


6.      EVENTS OF DEFAULT

        The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and, at the option of Bank, shall make all sums of interest and principal outstanding under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any renewal thereof, and such default shall not be cured within ten (10) business days after the occurrence thereof; or

6.2 Any representation or warranty made by Borrower herein or in any certificate or financial or other statement heretofore or hereafter furnished by Borrower or its officers or any Guarantor shall prove to be in any material respect false and misleading; or

6.3 Default shall be made by Borrower in the due performance or observance of any covenant or condition of this Agreement and such default shall not, within ten (10) days after Borrower has knowledge thereof, have been cured; or

6.4 The filing by Borrower of any petition under the bankruptcy, reorganization, arrangement, insolvency, or other debtor's relief laws, or the filing against Borrower of any such petition or the appointment of a receiver, trustee or liquidator of all or a substantial part of Borrower's assets if the filing against Borrower is not dismissed within thirty (30) days thereafter; or

6.5     The making by Borrower of an assignment for the benefit of creditors; or

6.6     The voluntary suspension of business by Borrower; or

6.7 Any guarantee or subordination agreement required hereunder is breached or becomes ineffective, or any Guarantor, or subordinating creditor disavows or attempts to terminate such guarantee or subordination agreement; or

6.8 If, in the opinion of Bank, there is a materially adverse change in the financial condition of Borrower or any Guarantor, or for any reason Bank believes that the prospect of payment or performance pursuant to the Note, any other indebtedness of Borrower to Bank, this Agreement or any other agreement or instrument required by Bank in connection with the Loan has been impaired; or

6.9 Borrower shall commit or do, or fail to commit or do, any act or thing which would constitute an event of default under any of the terms of any other agreement, document, or instrument executed, or to be executed by it and concerning this obligation to pay money. Notwithstanding the foregoing, Bank shall have no duty to make any advance to Borrower during any cure period provided for in Sections 6.1, 6.3 and/or 6.4.


7.      MISCELLANEOUS

7.1 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that Borrower shall not assign this Agreement or any of the rights, duties or obligations of Borrower hereunder without the prior written consent of the Bank.

7.2 No consent or waiver under this Agreement shall be effective unless in writing and signed by an officer of the Bank. No waiver of any breach or default shall be deemed a waiver of any breach or default thereafter occurring.

7.3 All documents executed in connection with this Agreement shall be Bank's standard form or a form acceptable to Bank.

7.4 This Agreement, and any instrument or agreement required under this Agreement, shall be governed by and construed under the laws of the State of California.

7.5 The obligations of the parties signing this Agreement as Borrower are joint and several.

7.5 Litigation and Attorneys' Fees. Borrower will pay promptly to Bank, without demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting or compromising the Loan or in enforcing or exercising its rights and remedies created by, connected with or provided in this Agreement or any other agreement or instrument required by Bank in connection with the Loan, whether or not suit is filed. If suit is filed, only the prevailing party shall be entitled to attorneys' fees and court costs.

7.6 Borrower agrees that at all times it shall have positive net profits after tax on a year-to-date basis.

7.7 Borrower shall not make any dividend payments in any one fiscal year exceeding $500,000.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                                BORROWER

UNION BANK, a California banking corporation    LA VICTORIA FOODS, INC.
                                                --------------------------------

By: /s/ JON STRAYER                             By: /s/ ROBERT C. TANKLAGE
    ----------------------------------------        ----------------------------

Title  Vice President                           Title   President
     ----------------------------------------        ---------------------------

By: /s/ CHARLES W. FETCH                        By:
    ----------------------------------------        ----------------------------

Title  A.V.P.                                   Title
     ----------------------------------------        ---------------------------


ADDRESS WHERE NOTICES TO BANK ARE TO BE SENT    ADDRESS WHERE NOTICES TO BORROWER
                                                ARE TO BE SENT

17800 Castleton Street                          240 S. 6th Avenue
---------------------------------------------   --------------------------------

City of Industry, CA 91748                      City of Industry, CA 91746
---------------------------------------------   --------------------------------

                              FOURTH AMENDMENT TO
                              TERM LOAN AGREEMENT


This Fourth Amendment to Term Loan Agreement (this "Fourth Amendment") dated as of June 20, 1997, is made and entered into by and between La Victoria Foods, Inc. ("Borrower"), and Union Bank of California, N.A. ("Bank").

                                   RECITALS:

A. Borrower and Bank are parties to that certain Term Loan Agreement dated November 3, 1993 ("Agreement"), pursuant to which Bank agreed to extend credit to Borrower.

B. Borrower and Bank desire to amend the Agreement subject to the terms and conditions of this Fourth Amendment.

                                  AGREEMENT:

In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:

1. Defined Terms. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2. Amendments to the Agreement.

     (a) Section 5.1(d) Tangible Net Worth, line one of the Agreement is hereby amended by sustituting the amount $11,500,000 for the amount $15,400,000.

     (b) Section 5.1(e) A ratio of total liabilities to Tangible Net Worth, line one of the Agreement is hereby amended by substituting the ratio 1.0 to
1.0 for the ratio .75 to 1.0.

     (c) Section 7.7 is hereby deleted in its entirety.

                                 RATIFICATION:

Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

WITNESS the due execution hereof as of the date first above written.

LA VICTORIA FOODS, INC.                 UNION BANK OF CALIFORNIA, N.A.

By:                                     By: /s/ JON STRAYER
   -----------------------------           -----------------------------

Title:                                  Title: Vice President
      --------------------------              --------------------------






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